EXHIBIT 3.01(i)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Social Reality, Inc., a corporation organized under the laws of the State of Delaware (hereinafter called the “Corporation”), does hereby certify as follows:

1.

The name of the Corporation is Social Reality, Inc.

2.

This Certificate of Amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Certificate of Incorporation.

3.

Article 1 of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE I

The name of this Corporation is SRAX, Inc. (this “Corporation”).

4.

This Certificate of Amendment of Certificate of Incorporation shall be effective as of August 25, 2019 and the effective time shall be 5:00 p.m., Eastern Time.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been duly executed by an authorized officer of the corporation on August 8, 2019.

Social Reality, Inc.

a Delaware Corporation

By:____________________

Name: Christopher Miglino

Title: Chief Executive Officer